UNITED  STATE
                       SECURITIES AND EXCHANGE COMMISSIO
                             Washington, D.C. 2054


                                  FORM 12b-25


                          NOTIFICATION OF LATE FILIN

(Check One):   (x) Form 10-K   ( ) Form 20-F    ( ) Form 11-K  (X)Form 10-
               ( ) Form N-SA

         For Period Ended: March 31, 1999
         ( x ) Transition Report on Form 10-K
         (   ) Transition Report on Form 20-F
         (   ) Transition Report on Form 11-K
         (   ) Transition Report on Form 10-Q
         (   ) Transition Report on Form N-SAR
         For the Transition Period Ended:

            -------------------------------------------------------
    Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
            -------------------------------------------------------

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

________________________________________________________________________________

PART I - REGISTRANT INFORMATION

ISO BLOCK PRODUCTS USA, INC.
________________________________________________________________________________
Full Name of Registrant


________________________________________________________________________________
Former Name if Applicable

8037 SOUTH DATURA STREET
________________________________________________________________________________
Address of Principal Executive Office (Street and Number)

LITTLEWOOD, COLORADA 80120
________________________________________________________________________________
City, State and Zip Code


PART II - RULES 12b-25(b) and (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

    (X) (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

    ( )  (b) The subject annual report,  semi-annual report, transition report on Form 10-K, Form 20-F, 11K, Fork N-SAR , or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on the Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

    ( )  (c) The  accountant's  statement  or other  exhibit  required by Rule
             12b-25(c) has been attached is applicable.

PART III - NARRATIVE

  State below in reasonable detail the reasons why the Form 10-K, 11-K, 10-Q, N-SAR, or the transition report or portions thereof, could not be filed with the prescribed time period. (Attach Extra Sheets if Needed)

FINANCIAL STATEMENTS HAVE NOT BEEN COMPLETED IN A TIMELY MANNER.


PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

        DEAN WICKER                          303               689-0181
______________________________________    _________    _________________________
               (Name)                    (Area Code)       (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter) period that the registrant was required to file such reports) been filed? If answer
    is no identify report(s).   YES __X___     NO _____

________________________________________________________________________________

(3) It is anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or
    portion thereof?       YES _____     NO __X___

    If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                     ISO BLOCK PRODUCTS USA, INC.
            _______________________________________________________
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned here-unto duly authorized.

Date: JUNE 29, 1999                 By:/s/ DEAN WICKER
                                      --------------------------
                                           DEAN WICKER


  INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized
representative   (other   than  the   executive   officer),   evidence  of the
representative's authority to sign on behalf of the registrant shall be filed with the form.